Dinur & Associates, P. C. Attorneys and Counselors	ONE LAKESIDE COMMONS 990 HAMMOND DRIVE, SUITE 760 ATLANTA, GA 30328 PHONE: (770) 395-3170 FACSIMILE: (770) 395-3171

November 8, 2000

NBOG Bancorporation, Inc.
1294 West Ridge Road, Suite E
Gainesville, Georgia 30501

Re: Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as counsel for NBOG Bancorporation, Inc. (the "Company") in connection with the preparation for the filing with the Securities and Exchange Commission of a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to an aggregate of 1,000,000 shares of the Company's no par value common stock (the "Shares"). The Shares will be sold by officers and directors of the Company.

We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from the officers and directors of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.

Based upon such examination and review and upon the representations made to us by the officers and directors of the Company, we are of the opinion that the Shares to be issued have been duly and validly authorized and will be, upon issuance and delivery against payment therefor in the manner contemplated by the Registration Statement, validly issued, and upon such issuance, the Shares will be fully paid and non-assessable.

This firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Very truly yours,

/S/ Dan

Daniel D. Dinur

DDD/mtl